Exhibit 15

                                        September 18, 1995





The Board of Directors
United Stationers Inc.




We are aware of the incorporation by reference in the registration Statement (Form S-3) of United Stationers
Inc. for the registration of 672,000 shares of its Class A common stock of our reports dated May 15, 1995 and August
9, 1995 relating to the unaudited condensed consolidated interim financial statements of United
Stationers Inc. which are included in its Forms 10-Q for the quarters ended March 31, 1995 and June 30, 1995.

Pursuant  to Rule 436(c) of the Securities Act of  1933
our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                   /s/ Ernst & Young LLP